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Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors) 704-752-4478 E-mail: investor@spx.com
Tina L. Betlejewski (Media) 704-752-4454 E-mail: spx@spx.com

SPX COMPLETES SALE OF KENDRO LABORATORY PRODUCTS

        CHARLOTTE, NC—May 9, 2005—SPX Corporation (NYSE: SPW) today announced that it has completed the sale of its Kendro laboratory and life sciences products business to Thermo Electron Corporation (NYSE: TMO) for $833.5 million in cash. On January 19, SPX signed a definitive agreement to sell Kendro to Thermo Electron. SPX expects after-tax net proceeds from the transaction to be approximately $675 million.

        "The sale of Kendro is the last major component of our disposal program and another key step in the recapitalization strategy," said Chris Kearney, President and Chief Executive Officer of SPX. "We intend to use the net proceeds from this sale to pay down debt and buy back equity. During the first quarter we used the proceeds from asset sales to reduce debt by $1.1 billion, with a total debt reduction target for the year of $1.7 billion."

        Kendro designs and manufactures a wide range of laboratory application products for sample preparation, processing and storage—including incubators, freezers, refrigerators, centrifuges and heat treat ovens. Kendro also provides validation services, repository services and field repair support to its customers. Kendro serves the pharmaceutical, biotechnology, clinical, diagnostic and blood processing sectors worldwide, and supplies much of the equipment needed by academic, commercial and government laboratories.

        SPX Corporation is a leading global provider of thermal equipment and services, flow technology, test and measurement solutions and industrial products and services. For more information visit the company's web site at www.spx.com.

        Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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SPX COMPLETES SALE OF KENDRO LABORATORY PRODUCTS